                             EMPLOYMENT AGREEMENT

     Technology Solutions Company, a Delaware corporation doing business as TSC, and Laurence Birch ("Employee") enter into this Employment Agreement ("Agreement") as of November 20, 2000.

     In consideration of the agreements and covenants contained in this Agreement, TSC and Employee agree as follows:

     1. Employment Duties: TSC shall employ Employee as a Senior Vice
President. Employee shall have the normal responsibilities, duties and authority of a Senior Vice President of TSC and shall, at the direction of TSC's management, participate in the administration and execution of TSC's policies, business affairs and operations. TSC's Board of Directors or management may, from time to time, expand or contract such duties and responsibilities and may change Employee's title or position. Employee shall perform faithfully the duties assigned to him to the best of his ability and shall devote his full and undivided business time and attention to the transaction of TSC's business.

     2. Term of Employment: The term of employment ("Term of Employment") covered by this Agreement shall commence as of the effective date of this Agreement and continue until the following July 31, subject to the provisions of paragraph 3 below (the "Initial Term of Employment"). Upon expiration of the Initial Term of Employment, this Agreement shall be renewed automatically for successive terms of one year each, unless TSC notifies Employee of its intention not to renew at least 90 days prior to the expiration of the current term.

     3. Termination: Notwithstanding the provisions of paragraph 2 of this Agreement, upon giving Employee 365 days notice, TSC may terminate Employee's employment for any reason. TSC may make such termination effective at any time within such 90 day notice period. TSC must, however, continue Employee's normal salary and health insurance benefits until the end of the 365 day notice period. In addition, TSC may terminate Employee's employment and this Agreement immediately without notice and with no salary and benefit continuation if Employee engages in "Serious Misconduct." For purposes of this Agreement, "Serious Misconduct" means embezzlement or misappropriation of corporate funds, other acts of dishonesty, significant activities materially harmful to TSC's reputation, willful refusal to perform or substantial disregard of Employee's assigned duties (including, but not limited to, refusal to travel or work the requested hours), or any significant violation of any statutory or common law duty of loyalty to TSC. Employee may terminate his employment upon giving TSC 90 days prior written notice. Upon receiving notice, TSC may waive its rights under this paragraph and make Employee's termination effective immediately or anytime before the 90 day notice period ends.

     4. Salary: As compensation for his services, TSC shall pay Employee a base salary in the amount listed in Exhibit A to this Agreement. Employee's base salary shall be subject to annual review and may, at the discretion of TSC's management, be adjusted from that listed in Exhibit A according to Employee's responsibilities, capabilities and performance during the preceding year.

     5. Bonuses: TSC may elect to pay Employee annual bonuses. Payment of such bonuses, if any, shall be at the sole discretion of TSC.

     6. Employee Benefits: During the Term of Employment, Employee shall be entitled to participate in such employee benefit plans, including group pension, life and health insurance and other medical benefits, and shall receive all other fringe benefits as TSC may make available generally to its Senior Vice Presidents.

     7. Business Expenses: TSC shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing his duties. Employee shall provide TSC with supporting documentation sufficient to satisfy reporting requirements of the Internal Revenue Service and TSC. TSC's determination as to reasonableness and necessary shall be final.

     8. Noncompetition and Nondisclosure: Employee acknowledges that the successful development and marketing of TSC's professional services and products require substantial time and expense. Such efforts generate for TSC valuable and proprietary information ("Confidential Information") which gives TSC a business advantage over others who do not have such information. Confidential Information of TSC and its clients and prospects includes, but is not limited to, the following: business strategies and plans; proposals; deliverables; prospects and customer lists; methodologies; training materials; and computer software. Employee acknowledges that during the Term of Employment, he will obtain knowledge of such Confidential Information. Accordingly, Employee agrees to undertake the following obligations which he acknowledges to be reasonably designed to protect TSC's legitimate business interests without unnecessarily or unreasonably restricting Employee's post-employment opportunities:

     (a) Upon termination of the Term of Employment for any reason, Employee shall return all TSC property, including but not limited to computer programs, files, notes, records, charts, or other documents or things containing in whole or in part any of TSC's Confidential Information;

     (b) During the Term of Employment and subsequent to termination, Employee agrees to treat all such Confidential Information as confidential and to take all necessary precautions against disclosure of such information to third parties during and after Employee's employment with TSC. Employee shall refrain from using or disclosing to any person, without the prior written approval of TSC's Chief Executive Officer any Confidential Information unless at that time the information has become generally and lawfully known to TSC's competitors;

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

     (c) Without limiting the obligations of paragraph 8(b), Employee shall not, for a period of one year following his termination of employment for any reason, for himself or as an agent, partner or employee of any person, firm or corporation, engage in the practice of consulting or related services for any client of TSC for whom Employee performed services, or prospective TSC client to whom Employee submitted, or assisted in the submission of a proposal during the one year period preceding his termination of employment;

     (d) During a one year period immediately following Employee's termination of employment for any reason, Employee shall not induce or assist in the inducement of any TSC employee away from TSC's employ or from the faithful discharge of such employee's contractual and fiduciary obligations to serve TSC's interests with undivided loyalty;

     (e) For one year following his termination of employment for any reason, Employee shall keep TSC currently advised in writing of the name and address of each business organization for which he acts as agent, partner, representative or employee.

     9. Remedies: Employee recognizes and agrees that a breach of any or all of the provisions of paragraph 8 will constitute immediate and irreparable harm to TSC's business advantage, including but not limited to TSC's valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that TSC shall therefore be entitled to an order enjoining any further breaches by the Employee. Employee agrees to reimburse TSC for all costs and expenses, including reasonable attorneys' fees incurred by TSC in connection with the enforcement of its rights under any provision of this Agreement.

     10. Intellectual Property: During the Term of Employment, Employee shall disclose to TSC all ideas, inventions and business plans which he develops during the course of his employment with TSC which relate directly or indirectly to TSC's business, including but not limited to any computer programs, processes, products or procedures which may, upon application, be protected by patent or copyright. Employee agrees that any such ideas, inventions or business plans shall be the property of TSC and that Employee shall at TSC's request and cost, provide TSC with such assurances as is necessary to secure a patent or copyright.

     11. Assignment: Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. TSC may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of TSC or purchaser or transferee of a majority of TSC's outstanding capital stock or a purchaser of all, or substantially all, of the assets of TSC.

     12. Notices: All notices shall be in writing, except for notice of termination of employment, which may be oral if confirmed in writing within 14 days. Notices intended for TSC shall be sent by registered or certified mail addressed to it at 205 North Michigan

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

Avenue, 15th Floor, Chicago, Illinois 60601 or its current principal office, and notices intended for Employee shall be either delivered personally to him or sent by registered or certified mail addressed to his last known address.

     13. Entire Agreement: This Agreement and Exhibit A attached hereto constitute the entire agreement between TSC and Employee. Neither Employee nor TSC may modify this Agreement by oral agreements, promises or representations. The parties may modify this Agreement only by a written instrument signed by the parties.

     14. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     15. Mediation of Disputes: Neither party shall initiate arbitration or other legal proceedings (except for any claim under Paragraph 8 of this Agreement), against the other party, or, in the case of TSC, any of its directors, officers, employees, agents, or representatives, relating in any way to this Agreement, to Employee's employment with TSC, the termination of his employment or any or all other claims that one party might have against the other party until 30 days after the party against whom the claim[s] is made ("Respondent") receives written notice from the claiming party of the specific nature of any purported claim and the amount of any purported damages. Employee and TSC further agree that if Respondent submits the claiming party's claim to the Center for Public Resources, 680 Fifth Avenue, New York, New York 10019, for nonbinding mediation prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceedings against Respondent until the earlier of (i) the completion of nonbinding mediation efforts, or (ii) 90 days after the date on which the Respondent received written notice of the claimant's claim.

     16. Binding Arbitration: Employee and TSC agree that all claims or disputes relating to his employment with TSC or the termination of such employment, and any and all other claims that Employee might have against TSC, any TSC director, officer, employee, agent, or representative, and any and all claims or disputes that TSC might have against Employee (except for any claims under Paragraph 8 of this Agreement) shall be resolved under the Expedited Commercial Rules of the American Arbitration Association. If either party pursues a claim and such claim results in an Arbitrator's decision, both parties agree to accept such decision as final and binding. TSC and Employee agree that any litigation under Paragraph 8 of this Agreement shall be brought in the Circuit Court for Cook County, Illinois.

     17. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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

     18. Employee acknowledges that he has read, understood and accepts the provisions of this Agreement.


Technology Solutions Company            Laurence Birch


By:        /s/ Lisa C. Morley           /s/ Laurence Birch
           ------------------           ------------------

Position:  Senior Vice President

Date:      November 29, 2000            Date:  November 10, 2000
           -----------------                   -----------------

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

                                   EXHIBIT A
                                   ---------



EMPLOYEE:           Laurence Birch

POSITION:           Senior Vice President

BASE SALARY:        $240,000

EFFECTIVE DATE:     November 20, 2000



                                     /s/ Laurence Birch
                                     ----------------------------------
                                     Laurence Birch


                                     November 10, 2001
                                     ----------------------------------
                                     Date



                                     /s/ Lisa C. Morley
                                     ----------------------------------
                                     Technology Solutions Company


                                     November 29, 2000
                                     ----------------------------------
                                     Date

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